Exhibit 99.1

Contact: L. Keith Graves
Phone: 314-214-7000
E-mail: lkg@talx.com

NEWS RELEASE
TALX REPORTS RECORD FIRST-QUARTER REVENUES OF $66.2 MILLION;
EARNINGS FROM CONTINUING OPERATIONS OF $7.3 MILLION, OR $0.22
PER DILUTED SHARE; RAISES FULL-YEAR GUIDANCE
ST. LOUIS, MO (July 26, 2006) – TALX Corporation (NASDAQ: TALX) today reported that fiscal first-quarter earnings from continuing operations increased 14 percent to $7.3 million, or $0.22 per diluted share, from the year-ago $6.4 million, or $0.19 per diluted share. The earnings improvement primarily reflects the contribution from recent acquisitions, strong revenue gains in The Work Number services, and ongoing emphasis on cross-selling.
The 2007 first quarter benefited from $6.7 million in revenues from the company’s April 6, 2006 acquisition of Performance Assessment Network, Inc., or pan, a provider of secure, electronic-based psychometric testing and assessments, as well as comprehensive talent management services. pan’s results are presented in a new segment, talent management services.
Effective April 1, 2006, the company adopted Statement of Financial Accounting Standards No. 123r, “Share-Based Payment” (SFAS 123r). Included in fiscal 2007 first-quarter results was approximately $813,000, net of taxes, or $0.02 per diluted share, related to share-based compensation expense. For the full year, this expense, originally projected at $0.06 per share, is now expected to be approximately $0.08 per share, divided evenly over the four fiscal quarters.
First-quarter revenues increased 41 percent to $66.2 million from $46.8 million the year before. The Work Number services’ revenues rose 27 percent, and revenues for the tax management services business increased 28 percent from year-ago levels.
Gross profit for the first quarter expanded 40 percent to $40.9 million from $29.2 million. Gross margin was 61.9 percent, compared to 62.4 percent the year before. Fiscal 2007 first-quarter results were impacted by two items: the inclusion of expenses related to share-based compensation, which negatively affected gross margin by 67 basis points, and the acquisition of pan, which had a lower gross margin than the company’s other segments. Gross profit for The Work Number services increased 29 percent to $20.3 million from $15.7 million, with gross margin climbing 150 basis points to 78.5 percent from 77.0 percent the year before. Gross profit for the tax management services business rose 29 percent to $16.9 million from $13.1 million, with gross margin improving 30 basis points to 50.9 percent from 50.6 percent the year before. Gross profit for talent management services was $3.3 million, and gross margin was 49.6 percent.
William W. Canfield, president and chief executive officer, commented, “First-quarter results were very encouraging and were ahead of our expectations. The results reflect our highly scalable business model, as The Work Number continued to grow at double-digit rates and we continued to benefit from cross-selling initiatives. We were particularly pleased with the growth in our mortgage-related verification business, despite the soft mortgage environment. In our tax management services businesses, our revenues grew from our fiscal 2006 acquisitions in both the unemployment tax services and the tax credits and incentives businesses. Additionally, in the unemployment tax management business, we realized 7 percent organic growth, marking our third consecutive quarterly organic gain.
“We are pleased with pan’s solid contribution and look forward to cross-selling these valuable services to our extensive client base. We see outstanding growth potential as we assist our clients in identifying and selecting the right talent and implementing an effective hiring process.
“We continue to monitor the status of the Work Opportunity, or WOTC, and Welfare to Work, or WtW, federal tax credits, which have been in hiatus since January 1. As a result of this hiatus, our first-quarter revenues were impacted by approximately $860,000 and we expect our second-quarter revenues to be adversely affected by approximately $2 million.”
L. Keith Graves, senior vice president and chief financial officer, pointed out, “Our financial results yielded cash flows from operating activities of $7.0 million this quarter. As a result of this strong cash flow, this quarter we repurchased 347,400 shares of our common stock in accordance with our share repurchase plan. Further, in July we repurchased an additional 164,000 shares. We are also pleased with the $75 million private placement of debt we completed in the quarter, which allowed us to convert a substantial portion of debt from a variable to a fixed rate, at a time when interest rates are generally expected to rise. At the same time, we also renegotiated our existing credit agreement, and, as a result, all of our debt is now unsecured.”
Graves also reported, “Fiscal 2007 first-quarter results reflected costs of approximately $0.01 per share for additional infrastructure costs primarily related to relocating our corporate offices.” He added that similar costs would continue into the second quarter.
The company’s effective income tax rate was slightly higher in the fiscal first quarter primarily as a result of the implementation of SFAS 123r. The corresponding income tax benefit of certain elements of share-based compensation can only be recognized if, and to the extent that certain future events occur.
The total number of employment records on The Work Number services database increased to 133.1 million at June 30, 2006, from 109.4 million a year ago, representing a 22 percent gain. The company added 4.1 million employment records during the quarter, representing a 3 percent increase in total records over the previous sequential quarter. Total employment records under contract, including those in the contract backlog to be added to the database, increased 23 percent to 143.0 million at June 30, 2006, from 116.1 million a year earlier and 5 percent over the previous sequential quarter total of 136.3 million. Of the 133.1 million records on the database at June 30, 28 percent represented current employees, while the remainder represented former employees.
TALX is raising guidance for the fiscal year ending March 31, 2007, with diluted earnings per share from continuing operations estimated in a range of $1.06 to $1.12, compared with $1.04 to $1.10 previously. Revenue is projected to be between $275 million and $280 million, compared with prior guidance of $273 million to $278 million. Canfield noted, “We are pleased that our strong first-quarter financial performance and expected outlook for the rest of the year have allowed us to raise our guidance in spite of the increased impact of share-based compensation expense and infrastructure costs and the absence of WOTC and WtW federal tax credits while these programs remain in hiatus.”

TALX also provided initial guidance for the second fiscal quarter ending September 30, 2006. The company expects revenues ranging from $66 million to $68 million and diluted earnings per share from continuing operations of $0.22 to $0.24. Second-quarter diluted earnings per share from continuing operations in fiscal 2006 were $0.21 and revenues totaled $48.3 million. Results for fiscal year 2006 included no impact from SFAS 123r.
A conference call to discuss the company’s fiscal 2007 first-quarter performance and its outlook is scheduled for Thursday, July 27, at 9:00 a.m. Central Time. To participate in this call, dial (888) 639-6205. A slide presentation will accompany the call on the Web at www.talx.com/2007. Other information of investor interest can be found at www.talx.com/investor, and the company’s corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be available from 2:30 p.m. CDT on Thursday, July 27, through October 26, 2006. The replay number is (800) 475-6701 and the access code is 836287.
Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, favorable operating trends, anticipated revenue and earnings in the second quarter of fiscal 2007 and for the fiscal year ending March 31, 2007, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the preliminary nature of our estimates, which are subject to change as we collect additional information and they are reviewed internally and by our external auditors, as well as the risks detailed in the company’s Form 10-K for the fiscal year ended March 31, 2006, under the caption “Risk Factors” in “Part I – Item 1A. – Risk Factors,” as well as (1) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as interest rates and employment trends; (2) risks associated with our ability to prevent breaches of confidentiality or inappropriate use of data as we perform large-scale processing of verifications; (3) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (4) risks related to our ability to increase the size and range of applications for The Work Number database and to successfully market current and future services and related to our dependence on third party providers to do so; (5) proceedings by Federal and state regulators related to our business, including the inquiry by the Federal Trade Commission related to our acquisitions in the unemployment compensation and Work Number businesses; (6) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations; (7) risks associated with potential challenges regarding the applicability of the Fair Credit Reporting Act or similar law; (8) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (9) risks related to the applicability of any new privacy legislation or interpretation of existing laws; (10) the risk that our revenues from unemployment tax management services may fluctuate in response to changes in economic conditions; (11) risks related to changes in tax laws, including work opportunity, or WOTC, and welfare to work, or WtW, tax credits; (12) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; and (13) risks relating to doing business with the federal government following our April 2006 acquisition of pan. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

TALX Corporation, based in St. Louis, Missouri, is a leading provider of human resource and payroll-related services and holds a leadership position in automated employment and income verification as well as unemployment tax management. TALX provides over 9,000 clients, including three-fourths of Fortune 500 companies, with Web-based services focused in three employment-related areas: hiring, pay reporting, and compliance. Hiring services include assessments and talent management, paperless new hires, and tax credits and incentives. Pay reporting services include electronic time tracking, paperless pay, and W-2 management. Compliance services include employment and income verifications through The Work Number, unemployment tax management, and I-9 management. The company’s common stock trades in The NASDAQ Global Select Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.
— tables attached —

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except per share information)
(unaudited)

	Three Months Ended
	June 30,
	2006	2005
Revenues:
The Work Number services	$25,897	$20,445
Tax management services	33,158	25,925
Talent management services	6,717	—
Maintenance and support	402	424

Total revenues	66,174	46,794

Cost of revenues:
The Work Number services	5,573	4,704
Tax management services	16,265	12,806
Talent management services	3,385	—
Maintenance and support	19	86

Total cost of revenues	25,242	17,596

Gross profit	40,932	29,198

Operating expenses:
Selling and marketing	11,105	7,730
General and administrative	14,419	10,084

Total operating expenses	25,524	17,814

Operating income	15,408	11,384

Other income (expense), net:
Interest income	160	157
Interest expense	(3,187)	(916)
Other, net	5	(5)

Total other income (expense), net	(3,022)	(764)

Earnings from continuing operations before income tax expense	12,386	10,620
Income tax expense	5,067	4,195

Earnings from continuing operations	7,319	6,425
Discontinued operations, net of income taxes:
Earnings from discontinued operations, net	—	7
Gain on disposal of discontinued operations, net	—	195

Earnings from discontinued operations	—	202

Net earnings	$7,319	$6,627

Basic earnings per share:
Continuing operations	$0.23	$0.20
Discontinued operations	—	0.01

Net earnings	$0.23	$0.21

Diluted earnings per share:
Continuing operations	$0.22	$0.19
Discontinued operations	—	0.01

Net earnings	$0.22	$0.20

Weighted average number of shares outstanding (basic)	32,085,129	31,388,772
Weighted average number of shares outstanding (diluted)	33,947,420	33,405,620

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	June 30, 2006	March 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,277	$5,705
Short-term investments	4,105	5,850
Accounts receivable, less allowance for doubtful accounts of $3,659 at June 30, 2006, and $3,731 at March 31, 2006	40,219	31,527
Unbilled receivables	4,778	5,911
Prepaid expenses and other current assets	7,434	6,576
Deferred tax assets, net	714	2,580

Total current assets	61,527	58,149
Property and equipment, net of accumulated depreciation of $27,331 at June 30, 2006, and $25,227 at March 31, 2006	18,186	16,037
Capitalized software development costs, net of amortization of $6,866 at June 30, 2006, and $6,329 at March 31, 2006	4,830	4,059
Goodwill	226,045	190,232
Other intangibles, net	115,536	77,434
Other assets	2,139	1,634

	$428,263	$347,545

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,560	$2,257
Accrued expenses and other liabilities	14,959	19,219
Dividends payable	1,297	1,289
Deferred revenue	7,514	6,893

Total current liabilities	26,330	29,658
Deferred tax liabilities, net	18,594	17,634
Long-term debt	192,377	110,802
Other liabilities	3,180	3,153

Total liabilities	240,481	161,247

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at June 30, 2006, or March 31, 2006	—	—
Common stock, $.01 par value per share; authorized 75,000,000 shares at June 30, 2006 and March 31, 2006; issued 32,417,630 shares at June 30, 2006, and 32,225,321 shares at March 31, 2006	324	322
Additional paid-in capital	181,326	177,463
Deferred compensation	(7,206)	(5,076)
Retained earnings	19,488	13,467
Accumulated other comprehensive income:
Unrealized gain on interest rate swap contract, net of tax expense of $93 at June 30, 2006, and $80 at March 31, 2006	135	122
Treasury stock, at cost, 267,400 shares at June 30, 2006	(6,285)	—

Total shareholders’ equity	187,782	186,298

	$428,263	$347,545

TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$7,319	$6,627
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,681	3,059
Non-cash compensation	944	22
Deferred taxes	1,802	1,215
Gain on swap agreement	—	(59)
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	(2,775)	(1,601)
Unbilled receivables	1,133	689
Prepaid expenses and other current assets	(784)	1,022
Other assets	(566)	(37)
Accounts payable	(210)	546
Accrued expenses and other liabilities	(4,856)	(2,632)
Deferred revenue	309	(359)
Other liabilities	27	49

Net cash provided by operating activities	7,024	8,541

Cash flows from investing activities:
Additions to property and equipment, net	(4,458)	(1,742)
Acquisitions, net of cash acquired	(78,824)	(27,351)
Purchases of short-term investments	—	(4,020)
Proceeds from sale of short-term investments	1,745	—
Capitalized software development costs	(699)	(629)

Net cash used in investing activities	(82,236)	(33,742)

Cash flows from financing activities:
Issuance of common stock	1,630	1,994
Repurchase of common stock	(8,132)	—
Borrowings under long-term debt agreements	155,780	84,850
Repayments under long-term debt agreements	(74,205)	(67,500)
Dividends paid	(1,289)	(835)

Net cash provided by financing activities	73,784	18,509

Net decrease in cash and cash equivalents	(1,428)	(6,692)
Cash and cash equivalents at beginning of period	5,705	11,399

Cash and cash equivalents at end of period	$4,277	$4,707

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